Exhibit 10.2

RED LION HOTELS CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

NOTICE OF GRANT

Red Lion Hotels Corporation (“RLHC”) is pleased to inform you that you, Recipient, have been granted the number of Performance-Based Restricted Stock Units (“PSUs”) indicated below under RLHC’s 2015 Stock Incentive Plan, as amended (the “Plan”) and the terms of this Performance-Based Restricted Stock Unit Agreement (including the Notice of Grant and Appendix A, all of which are the “Agreement”). Subject to the provisions of the Agreement and the Plan, the principal features of this grant are as follows:

Grant Date:	XXX

Total Number of PSUs:	XXX

Vesting Date:

Performance Conditions:

See Attached Schedule 1.

[Performance Conditions to be set by the Compensation Committee. Performance conditions may be based on one or more business criteria that apply to Recipient, a business unit or RLHC and its Affiliates, and may include, by way of example and without limitation, revenue, earnings before interest, taxes, depreciation and amortization (EBITDA), funds from operations, funds from operations per share, operating income, pre-tax or after-tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, return on capital, economic value added, share price performance, improvements in the attainment of expense levels, and implementing or completion of critical projects, or improvement in cash-flow (before or after tax).]

Performance Period:

Acceptance Deadline:	You must accept this grant of PSUs prior to the Acceptance Deadline, which is fourteen (14) days from the Grant Date.

Except as otherwise provided in the Agreement or by the terms of the Plan, in addition to meeting the Performance Conditions set forth above, you must be employed by, or providing service to, RLHC or one of its Affiliates on the Vesting Date in order to vest in the PSUs.

Your acceptance of this grant either by signature below or by electronic acceptance indicates your understanding that this grant is subject to all of the terms described in this Agreement, including Appendix A, and the Plan. Important additional information on vesting and forfeiture of the PSUs covered by this grant is contained in paragraphs 3, 4 and 6 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS OF THIS GRANT.

THIS AGREEMENT MUST BE ACCEPTED BY YOU BY THE ACCEPTANCE DEADLINE, OR THIS GRANT OF PSUS WILL AUTOMATICALLY BE CANCELED.

RED LION HOTELS CORPORATION	GRANTEE
By:
Title:

APPENDIX A

TERMS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

1.    Grant. RLHC hereby grants to you under the Plan the number of PSUs indicated in the Notice of Grant, subject to all of the terms in this Agreement and the Plan.

2.    RLHC’s Obligation to Pay. Unless and until the PSUs have vested in the manner set forth in paragraphs 3 or 4, you will have no right to payment of the PSUs.

3.    Vesting Schedule. As soon as administratively practicable following the end of the Performance Period shown in the Notice of Grant, the Compensation Committee will determine whether and to what extent the Performance Conditions have been met, and the number of PSUs that may be awarded on the Vesting Date based upon the achievement of such Performance Conditions. Any PSUs not earned because of the failure to meet the Performance Conditions will be forfeited. Based upon and subject to the Recipient’s achievement of the Performance Conditions, the PSUs will become vested on the applicable Vesting Date, provided that you remain in Continuous Service with RLHC or one of its Affiliates from the Grant Date through the applicable Vesting Date, except to the extent otherwise provided in this Agreement, in a written agreement between RLHC and you, or in accordance with the then-applicable written policies of RLHC.

4.    Administrator Discretion. The Administrator, in its discretion, may, but has no obligation to, accelerate the vesting of some or all of the PSUs at any time, subject to the terms of the Plan only upon your death, Disability or as a result of a Change in Control. If so accelerated, the PSUs will be considered as having vested as of the date specified by the Administrator.

5.    Payment after Vesting. Any PSUs that vest while you remain employed by RLHC or one of its Affiliates in accordance with paragraph 3 will be paid to you (or in the event of your death, to your estate) in shares of Common Stock as soon as administratively practicable following the date of vesting, subject to paragraph 8. Any PSUs that continue to vest after you cease to be employed by RLHC or one of its Affiliates as provided in paragraph 3 or that vest in accordance with paragraph 4 will be paid to you (or in the event of your death, to your estate) in shares of Common Stock in accordance with the provision of such paragraphs, subject to paragraph 8. For each PSU that vests, you will receive one share of Common Stock.

6.    Forfeiture. Except as expressly provided herein, any PSUs that have not vested at the time you cease to be employed by RLHC or one of its Affiliates will be forfeited and automatically transferred to and reacquired by RLHC at no cost to RLHC.

7.    Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate. The administrator or executor must furnish RLHC with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to RLHC to establish the validity of the transfer and compliance with any applicable laws or regulations.

8.    Withholding of Taxes. Regardless of any action RLHC or the company that employs you (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that RLHC and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of PSUs, including the grant, vesting and lapse of repurchase rights, the subsequent sale of shares of Common Stock and/or the receipt of any dividends;

and (2) do not commit to structure the terms of the grant or any aspect of the grant of PSUs to reduce or eliminate your liability for Tax-Related Items. When shares of Common Stock are issued as payment for vested PSUs, you will recognize immediate U.S. taxable income if you are a U.S. taxpayer. If you are a non-U.S. taxpayer, you will be subject to applicable taxes in your jurisdiction. RLHC or the Employer is required to withhold from you an amount that is sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by RLHC or the Employer with respect to the shares of Common Stock issued to you. RLHC or the Employer may, in its discretion, meet this withholding requirement in any one or more of the following ways:

(a)    by withholding or selling a portion of the shares that otherwise would be paid out for your vested PSUs;

(b)    by withholding the amount necessary to pay the applicable taxes from your paycheck, with no withholding of shares;

(c)    by requiring you to make alternate arrangements to meet the withholding obligation; or

(d)    such other method as RLHC or the Administrator may elect in compliance with local law.

No payment of shares will be made to you (or your estate) for PSUs unless and until satisfactory arrangements (as determined by RLHC) have been made by you to fulfill RLHC’s (or the Employer’s) obligation to withhold or collect any income and other taxes with respect to the PSUs. By accepting this grant, you expressly consent to and authorize the withholding of Shares and to any additional (or alternative) cash withholding as provided for in this paragraph 8. All income and other taxes related to the PSU award and any shares delivered in payment thereof are your sole responsibility.

9.    Nature of Grant. In accepting this Award, you acknowledge that: (a) the Plan is established voluntarily by RLHC, it is discretionary in nature and it may be modified, amended, suspended or terminated by RLHC at any time, unless otherwise provided in the Plan and this Agreement; (b) the grant of PSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of such grants even if PSUs have been granted repeatedly in the past; (c) all decisions with respect to future PSU grants, if any, will be at the sole discretion of RLHC; (d) you are voluntarily participating in the Plan; (e) the grant of PSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to RLHC or the Employer, and which is outside the scope of your employment contract, if any; (f) the PSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (g) the future value of the shares of Common Stock issuable under this Agreement is unknown and cannot be predicted with certainty.

10.    Address for Notices. Any notice to be given to RLHC under the terms of this Agreement must be addressed to Red Lion Hotels Corporation, in care of its General Counsel, 201 W. North River Drive, Suite 100, Spokane, WA 99201, or at such other address as RLHC may hereafter designate in writing.

11.    Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant (and the associated rights and privileges) cannot be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or of any associated right or privilege, or upon any attempted sale under any execution, attachment or similar process, this grant and the associated rights and privileges will immediately become null and void.

12.    Restrictions on Sale of Securities. The shares of Common Stock issued as payment for vested PSUs will be registered under the U.S. federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the shares will be subject to any market blackout-period that may be imposed by RLHC and must comply with RLHC’s insider trading policies, and any other applicable securities and other laws.

13.    Delay in Payment. Notwithstanding any other part of this Agreement, any PSU otherwise payable to you pursuant to this Agreement will not be paid during the six-month period following your termination of employment unless RLHC determines, in its good faith judgment, that the payment would not cause you to incur an additional tax under Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”). If the payment of any amounts are delayed as a result of the previous sentence, any PSU otherwise payable to you during the six (6) months following your termination will accrue during such six-month period and will become payable in shares of Common Stock on the date six (6) months and one (1) day following the date of your termination.

14.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

15.    Conditions for Issuance of Certificates for Stock. Any shares of Common Stock deliverable to you may be either previously authorized but unissued shares or issued shares that have been reacquired by RLHC. RLHC will not be required to issue any certificate or certificates for shares hereunder prior to fulfillment of all the following conditions: (a) the admission of the shares to listing on all stock exchanges on which the stock is listed; (b) the completion and continued effectiveness of any registration or other qualification of the shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency or any other governmental regulatory body that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of a reasonable period of time following the date of vesting or other scheduled payout of the PSUs as the Administrator may establish from time to time for reasons of administrative convenience.

16.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between this Agreement and the Plan, the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

17.    Captions. Captions used in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

18.    Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, the provision will be severable from, and the invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

19.    Entire Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. You expressly warrant that you are not executing this Agreement in reliance on any promises, representations, or inducements other than those contained in the Agreement.

20.    No Effect on Employment or Service. YOU FURTHER ACKNOWLEDGE THAT NOTHING IN THIS AGREEMENT CONSTITUTES A CONTRACT OF EMPLOYMENT AND THAT EACH OF YOU AND RLHC (INCLUDING ITS SUBSIDIARIES AND AFFILIATES) RESERVES THE RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE RELATIONSHIP AT ANY TIME AND FOR ANY REASON, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE, WHEREVER ALLOWED BY LOCAL LAWS.

21.    Notice of Governing Law. This grant of PSUs is governed by, and will be construed in accordance with, the laws of the State of Washington without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties agree to submit to and consent to the exclusive jurisdiction of the State of Washington and agree that such litigation will be conducted only in the courts of Spokane County, Washington, or the federal courts for the United States for the Eastern District of Washington, and no other courts, where this grant is made and/or to be performed.

22.    Electronic Notice. The Recipient consents and agrees to electronic delivery of any documents that RLHC may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this Agreement and any other award made under the Plan. The Recipient understands that, unless earlier revoked by the Recipient by giving written notice to RLHC at Red Lion Hotels Corporation, in care of its General Counsel, 201 W. North River Drive, Suite 100, Spokane, WA 99201, this consent will be effective for the duration of the PSU. By accepting the terms and conditions of this Agreement, the Recipient acknowledges receipt of a copy of the Plan, Prospectus, and RLHC’s most recent Annual Report and Proxy Statement (the “Prospectus Information”). The Recipient represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this PSU on the terms and conditions set forth herein and in the Plan, and acknowledges that he or she had the opportunity to obtain independent legal advice at his or her expense prior to accepting this PSU.